CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

IGAMBIT INC.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 372 of Title 8 of the Delaware

Code does hereby certify:

FIRST: That at a meeting of the Board of Directors of  iGambit Inc., resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation,

declaring  said  amendment  to  be  advisable  and  calling  a  meeting  of  the  stockholders  of  said

corporation  for  consideration  thereof.   The  resolution  setting  forth  the  proposed  amendment  is  as follows:

RESOLVED,  that  the  Certificate  of  Incorporation  of  this  corporation  be  amended  by changing the  Article  thereof numbered  “FOURTH”  so  that, as  amended,  said  Article  shall  be  and read as follows:

“The total number of shares of stock which the Corporation shall have authority to issue is

three    hundred    million    (300,000,000)    shares    consisting    of    two    hundred    million

(200,000,000)  shares  of  Common  Stock  with  a  par  value  of  one  tenth  of  one  cent  ($.001)

per  share,  and  one  hundred  million  (100,000,000)  shares  of   Preferred  Stock  par  value  of

one tenth of one cent ($.001) per share, having such designations, preferences, relative and other rights as the Board of Directors shall, in its discretion, so designate.”

SECOND: That thereafter, in accordance with Section 228 of the General Corporation Law of the State of Delaware, a majority of the outstanding stock entitled to vote thereon, and a majority of  the  outstanding  stock  of  each  class  entitled  to  vote  thereon  as  a  class,  approved  the  foregoing amendment.

THIRD:  That  said  amendment  was  duly  adopted  in  accordance  with  the  provisions  of

Section 242 of the General Corporation Law of the State of Delaware.

IN  WITNESS  WHEREOF,  said  corporation  has  caused  this  certificate  to  be  signed  this

___ day of ___________, 2014 A.D.

By: __________________________

James Charles, Secretary